Exhibit 99.1

Hercules Technology Growth Capital Announces Record Third Quarter 2007
 Financial Results and Achieves Record $0.31 EPS for Net Investment Income

         Declares Ninth Consecutive Dividend, $0.30 Per Share


    PALO ALTO, Calif.--(BUSINESS WIRE)--Nov. 1, 2007--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), a premier specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, today announced its financial results for the third quarter ended September 30, 2007.

    Third Quarter 2007 Highlights:

    -- Record net investment income before taxes during the quarter increased by 222.2% to approximately $10.0 million, compared to approximately $3.1 million in 3Q 2006. Net investment income per share was $0.31 for the third quarter of 2007 compared to $0.23 per share in the third quarter of 2006, exceeding our current dividend of $0.30 per share.

    -- Net income more than doubled to approximately $7.2 million or $0.22 per share on approximately 32.4 million basic shares outstanding versus approximately $1.6 million or $0.12 per share on approximately 13.7 million basic shares outstanding for the third quarter of 2006.

    -- Commitments since inception were approximately $768.5 million. Commitments totaled approximately $43.4 million in the quarter, comprised of approximately $40.2 million in debt commitments and $3.2 million of equity commitments.

    -- Fundings since inception totaled approximately $610.0 million with funding in the quarter totaling approximately $38.4 million. Debt funded in the quarter totaled approximately
        $35.2 million and equity funding totaled $3.2 million.

    -- Effective yield on our investment portfolio from interest and fees for the quarter was 14.9%, representing the highest effective yield since inception.

    -- Hercules held warrant positions in 75 portfolio companies at the end of the third quarter of 2007, compared to warrants in 51 companies at the end of the third quarter of 2006.

    -- Declared ninth dividend since inception of $0.30, payable on December 17, 2007 to shareholders of record as of November 16, 2007.

    "We continue to expand our capital offering to technology and life sciences companies and achieved another quarter of strong results which included achieving, for the first time since our inception, a critical milestone of generating net investment income of $0.31 in excess of our dividend of $0.30 per share," said Manuel Henriquez, CEO of Hercules Technology. "We posted record revenues and net investment income despite the traditional seasonal summer slowdown regarding our origination efforts."

    "During the third quarter, we continued to build and expand the Hercules platform with the goal of broadening our offerings to fulfill the needs of technology and life science companies throughout all their stages of development from seed and emerging growth, to expansion and established-stage of development, including expanding into select publicly listed companies and lower middle market companies. In the third quarter we achieved many significant goals, such as expanding our team with the addition of two highly experienced technology equity venture investors and one PhD to our life sciences team, expanding our southern California presence and expanding our product offering," continued Henriquez.

    "We also saw solid growth in U.S. venture capital investments which reached the highest level since Q1 2001, to $8.07 billion in the third quarter of 2007, according to Dow Jones VentureOne. In addition, we also continue to see encouraging liquidity of venture backed companies during the quarter, According to the National Venture Capital Association, there were 67 venture backed M&A deals this quarter resulting in a dollar value twice as large as the same period in 2006. Similarly, there were 12 IPOs during the quarter, a 50% increase over last year. Of these 12, nine were technology companies and three were life science companies, the sectors in which Hercules is focused," concluded Henriquez.

    Third Quarter Review and Operating Results

    During the quarter, Hercules entered into agreements to provide debt financing of approximately $40.2 million, bringing total commitments since inception to approximately $768 million, and funded a total of approximately $35.2 million in debt investments. The weighted average fundings during the third quarter were approximately $13.0 million. The difference between the total fundings and the weighted average fundings reflects the timing of fundings occurring later in the quarter.

    In addition, Hercules made equity investments totaling approximately $3.2 million in four portfolio companies during the quarter.

    Proceeds from principal repayments were approximately $36.6 million, comprised of amortization of principal of approximately $18.3 million, early repayments of approximately $16.3 million from four portfolio companies, and pay downs of approximately $2.0 million on working capital lines of credit.

    During the third quarter, two portfolio companies, Sling Media and Interwise, announced they were being acquired and Hercules recognized approximately $1.3 million of unrealized gains from its warrant and equity investments in these companies. The total unrealized gains recognized to date on investments in these two portfolio companies is approximately $2.6 million based on the estimated fair value as of September 30, 2007.

    As of September 30, 2007, Hercules had unfunded debt commitments of approximately $107.7 million to 28 portfolio companies. Since these commitments may expire without being drawn upon, the total commitment does not necessarily represent future cash requirements. In addition, the Company executed non-binding term sheets with nine prospective portfolio companies, representing approximately $133.0 million in proposed future commitments. These proposed investments are subject to completion of the Company's due diligence and final approval process, as well as the negotiation of definitive documentation with the prospective portfolio companies. Not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

    David Lund, CFO of Hercules Technology said, "Our commitment and funding activity during the quarter was reflective of the expected seasonal slow down in investing activities normally seen during this period. We believe the current investment environment for technology and life science companies will result in a significant increase in our investment opportunities in the fourth quarter, as evidenced by the non-binding term sheets we were engaged in at quarter end."

    Investment Portfolio

    The fair value of Hercules' investment portfolio at quarter-end was approximately $415.6 million, representing investments in 82 portfolio companies as compared to approximately $237.5 million at the end of the third quarter of 2006. The fair value of the equity portfolio was approximately $15.6 million invested in 22 portfolio companies, compared to a fair value of approximately $8.3 million invested in 13 portfolio companies at the end of the third quarter of 2006. Hercules held warrant positions in 75 portfolio companies, with a fair value of approximately $13.2 million. The fair value of the warrant portfolio has increased by 44.0% as compared to $9.2 million at September 30, 2006. These warrant holdings would allow Hercules to invest approximately $43.7 million if such warrants are exercised. The fair value of the loan portfolio was approximately $400.0 million invested in 82 portfolio companies compared to a fair value of approximately $229.2 million invested in 53 portfolio companies at the end of the third quarter 2006.

    The effective yield on our debt investments during the quarter was 14.9% and was attributed in part to higher interest charges and fees related to loan restructurings and acceleration of fee income recognition from early loan repayments. The overall weighted average yield to maturity on the Company's loan portfolio increased slightly to approximately 12.8% as of September 30, 2007. The weighted average yield to maturity is computed using interest rates in effect at inception of each of the loans, and include amortization of loan facility fees, commitment fees and market premiums or discounts over the expected life of the debt investments, weighted by their respective costs when averaged and based on the assumption that all contractual loan commitments have been fully funded and held to maturity.

    Income Statement

    Continued growth of Hercules' debt investments contributed to a 100.7% increase in total investment income to approximately $15.1 million during the third quarter of 2007, as compared to approximately $7.5 million in the third quarter of 2006. Fee income includes approximately $1.9 million of one-time fees, default interest and acceleration of deferred income related to early repayments.

    Interest expense and loan fees driven by borrowing activities were approximately $972,000 during the third quarter, a decrease of approximately 38.1% versus $1.6 million in the same quarter of the previous year. The decrease was attributed to a lower average debt balance of approximately $33.2 million in the third quarter of 2007 as compared to approximately $71.1 million for the comparable period of 2006. Hercules had a weighted average cost of debt of approximately 6.5% at September 30, 2007.

    The Company's SBA borrowings bear interest at an interim rate of LIBOR plus 30 basis points until fixed at the semi annual meeting of the SBA. The rate becomes fixed at the time of the SBA pooling which generally occurs in September and March each year and is set to the 10 year treasury rate at that time plus a spread and an annual SBA charge, which taken together currently approximates 175 basis points.

    Total operating expenses, excluding interest expense and loan fees, for the third quarter of 2007 were approximately $4.1 million, which is an increase of $1.2 million, compared to $2.9 million for the third quarter of 2006. The increase as compared to the quarter ended September 30, 2006 was primarily attributable to higher compensation expense related to an increase in new employees and compensation-related accruals. General and administrative expenses were $300,000 lower than the $1.7 million during the second quarter of 2007. The decrease was primarily attributed to the absence of expenses related to portfolio company workouts that took place in the second quarter. The general and administrative expenses of approximately $1.4 million were steady with the $1.4 million during the third quarter of 2006.

    Net investment income before provision for income taxes for the third quarter of 2007 was approximately $10.0 million, which represents an increase of 222.2%, compared to approximately $3.1 million for the third quarter of 2006. Net investment income before income taxes was 38.7% or approximately $2.8 million higher than the second quarter of 2007. Net investment income before provision for income taxes on a basic per share basis during the current quarter was $0.31 per share, based upon 32.4 million basic shares outstanding, compared to $0.23 per share in the comparable quarter of 2006 on 13.7 million basic shares outstanding.

    Net realized gains of approximately $49,000 recognized during the third quarter were attributed to gains of approximately $433,000 on the sale of common stock in two portfolio companies offset by the realized loss of two warrants with a cost basis of approximately $384,000 based on the Black-Scholes value at time of the loan origination. This realized loss was a reversal of an unrealized loss recorded in previous quarters of 2007.

    Hercules recognized net unrealized depreciation on investments of approximately $2.9 million during the third quarter of 2007. The net unrealized depreciation was attributed to an unrealized loss of $2.0 million on the loan value of one portfolio company, a net unrealized loss of approximately $1.2 million in the value of our public company warrants, offset by a net unrealized gain of approximately $300,000 in the value of our private company equity and warrant portfolio.

    Dividends

    The Company distributed a dividend of $0.30 per share to its shareholders during the quarter. This distribution was the eighth consecutive quarterly dividend paid and brings total distributions to $2.125 per share since its initial public offering in June 2005.

    The Board of Directors declared a third quarter dividend of $0.30 per share. The dividend will be payable on December 17, 2007 to shareholders of record as of November 16, 2007. This was the Company's ninth consecutive dividend declaration since its initial public offering, and will bring the total cumulative dividend declared to date to $2.425 per share.

    The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. If the Company determined the tax attributes of its distributions year-to-date as of September 30, 2007, 98.1% would be from ordinary income and 1.9% would be a return of capital for stockholders; however, there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2007 distributions to shareholders will actually be. For the fiscal year ended December 31, 2006, a portion of the distributions to the Company's shareholders was deemed a return of capital.

    Liquidity and Capital Resources

    At September 30, 2007, the Company's net assets were approximately $389.6 million, with a net asset value per share of $11.97 as compared $11.06 per share in the third quarter of 2006.

    The Company ended the third quarter with $26.2 million in cash and cash equivalents. Hercules $250.0 million credit facility, combined with the $127.2 million available under the SBA program, allows it access to $377.2 million in capital. At September 30, 2007, approximately $32.2 million was outstanding under the credit facility and $19.8 million was outstanding under the SBA debentures, leaving approximately $325.2 available to borrow, subject to certain credit and regulatory limitations.

    Based on Hercules' current stockholders' equity and its SEC exemptive relief for borrowings available under the SBA debenture program, the Company has the potential to leverage its balance sheet in excess of $500.0 million. This figure assumes Hercules is able to expand it existing credit facilities. The Company had approximately $52.0 million in debt outstanding as of September 30, 2007 as compared to $33.7 million at June 30, 2007.

    "At the end of the quarter our balance sheet was levered at only 13%. We anticipate our current access to capital combined with our projected cash flows from operations will allow us to fund investments and operations for four to five quarters before looking to raise capital in the equity market," said David Lund, CFO of Hercules Technology.

    Portfolio Asset Quality and Diversification

    As of September 30, 2007, grading of the debt portfolio, excluding warrants and equity investments, was approximately as follows:

    Grade 1 $20.9 million or 5.4% of the total portfolio

    Grade 2 $279.3 million or 71.9% of the total portfolio

    Grade 3 $80.3 million or 20.7% of the total portfolio

    Grade 4 $4.1 million or 1.0% of the total portfolio

    Grade 5 $4.0 million or 1.0% of the total portfolio

    At September 30, 2007, the weighted average loan grade of the portfolio was 2.20 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.16 as of June 30, 2007. Hercules' policy is to adjust the grading on its portfolio companies as they require additional equity capital.

    Hercules' portfolio diversification as of September 30, 2007 was approximately as follows:

    --  21.7% in drug discovery companies

    --  21.2% in communications and networking companies

    --  8.8% in software companies

    --  8.6% in specialty pharmaceutical companies

    --  7.8% in electronics and computer hardware companies

    --  6.2% in semiconductor companies

    --  4.4% in information services

    --  3.9% in therapeutic companies

    --  3.3% in Internet companies

    --  2.9% in drug delivery companies

    --  2.0% in consumer and business product companies

    --  1.9% in energy companies

    --  1.9% in biotechnology tools companies

    --  1.8% in media/content/info companies

    --  1.5% in surgical device companies

    --  1.4% in advanced specialty material and chemical companies

    --  0.7% in diagnostic companies

    Subsequent Events

    On October 26, 2007, the Company's portfolio company Power
Medical, announced that it completed its initial public offering of common stock, having sold 3,850,000 shares at $11.00 per share.

    Conference Call

    Hercules has scheduled its 2007 third quarter financial results conference call for November 1, 2007 at 2:00 p.m. PDT (5:00 p.m. EDT). To listen to the call, please dial (800) 395-0708 or (913) 312-1427 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (888) 203-1112 or (719) 457-0820 and enter passcode 6461501.

    The Hercules financial results conference call will be available via a live webcast on the investor relations section of the Hercules website at http://www.HerculesTech.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the website for approximately 90 days.

    About Hercules Technology Growth Capital, Inc.:

    Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products up and down the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder, Los Angeles and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

    Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

    Forward-Looking Statements:

    The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.


               HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
          CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
                             (unaudited)


                                           September 30,
                                               2007      December 31,
                                            (unaudited)      2006
                                           ------------- -------------
 Assets
 Investments, at value (cost of
  $412,955,198 and $279,946,465,
  respectively)                            $415,592,166  $283,233,751
 Deferred loan origination revenue           (5,072,929)   (3,450,971)
 Cash and cash equivalents                   26,185,643    16,404,214
 Interest receivable                          5,612,071     2,906,831
 Other assets                                 3,767,521     2,048,384

                                           ------------- -------------
 Total assets                               446,084,472   301,142,209

 Liabilities
 Accounts payable                               291,563       540,376
 Accrued liabilities                          4,215,228     4,189,011
 Short-term loans payable                    32,200,000    41,000,000
 Long-term loans payable                     19,750,000             -
                                           ------------- -------------

 Total liabilities                           56,456,791    45,729,387

                                           ------------- -------------
 Net assets                                $389,627,681  $255,412,822

                                           ============= =============

 Net assets consist of:
         Par value                         $     32,539  $     21,927
         Capital in excess of par value     393,210,864   257,234,729
         Unrealized appreciation on
          investments                         2,127,358     2,860,654
         Accumulated realized losses on
          investments                        (1,968,895)   (1,972,014)
         Distributions in excess of
          investment income                  (3,774,185)   (2,732,474)

                                           ------------- -------------
 Total net assets                          $389,627,681  $255,412,822
                                           ============= =============

 Shares of common stock outstanding ($0.001
  par value, 60,000,000 authorized)          32,539,413    21,927,034
                                           ============= =============

 Net asset value per share                 $      11.97  $      11.65
                                           ============= =============


              HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)


                      Three Months Ended        Nine Months Ended
                         September 30,             September 30,
                   ------------------------- ------------------------
                       2007         2006         2007         2006
                   ------------ ------------ ------------ -----------
 Investment
  income:
 Interest          $13,568,843  $ 6,697,291  $34,396,381  $18,507,661
 Fees                1,571,826      846,741    3,697,996    2,311,415
                   ------------ ------------ ------------ -----------

 Total investment
  income            15,140,669    7,544,032   38,094,377   20,819,076
 Operating
  expenses:
 Interest              553,466    1,420,140    3,002,716    4,455,015
 Loan fees             418,660      149,677      935,080      687,158
 General and
  administrative     1,420,055    1,436,467    4,442,223    4,040,445
 Employee
  Compensation:
     Compensation
      and benefits   2,404,072    1,244,993    6,358,397    3,577,313
     Stock-based
      compensation     295,349      175,600      841,804      428,600
     Amortization
      of
      restricted
      stock awards       5,012            -        5,012            -
                   ------------ ------------ ------------ -----------
 Total employee
  compensation       2,704,433    1,420,593    7,205,213    4,005,913
                   ------------ ------------ ------------ -----------

 Total operating
  expenses           5,096,614    4,426,877   15,585,232   13,188,531

 Net investment
  income before
  provision for
  income taxes and
  investment gains
  and losses        10,044,055    3,117,155   22,509,145    7,630,545
 Provision
  (benefit) for
  income taxes               -     (345,089)           -      643,088
                   ------------ ------------ ------------ -----------
 Net investment
  income            10,044,055    3,462,244   22,509,145    6,987,457

 Net realized gain
  (loss) on
  investments           49,046   (2,482,465)       3,119   (2,570,705)
 Net increase
  (decrease) in
  unrealized
  appreciation on
  investments       (2,914,983)     592,860     (733,296)   3,027,251
                   ------------ ------------ ------------ -----------

 Net realized and
  unrealized gain
  (loss)            (2,865,937)  (1,889,605)    (730,177)     456,546
                   ------------ ------------ ------------ -----------
 Net increase in
  net assets
  resulting from
  operations       $ 7,178,118  $ 1,572,639  $21,778,968  $ 7,444,003
                   ============ ============ ============ ===========


 Net investment
  income before
  provision for
  income taxes and
  investment gains
  and losses per
  common share:
 Basic             $      0.31  $      0.23  $      0.84  $      0.63
                   ============ ============ ============ ===========

 Diluted           $      0.31  $      0.23  $      0.83  $      0.62
                   ============ ============ ============ ===========

 Change in net
  assets per
  common share:
 Basic             $      0.22  $      0.12  $      0.81  $      0.61
                   ============ ============ ============ ===========

 Diluted           $      0.22  $      0.11  $      0.81  $      0.61
                   ============ ============ ============ ===========

 Weighted average
  shares
  outstanding
 Basic              32,427,000   13,661,000   26,864,000   12,158,000
                   ============ ============ ============ ===========

 Diluted            32,526,000   13,779,000   26,992,000   12,277,000
                   ============ ============ ============ ===========

    CONTACT: Hercules Technology Growth Capital, Inc.
             Main, 650-289-3060
             info@htgc.com
             Sally Borg, 650-289-3066
             sborg@htgc.com